EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Regulation A Offering Circular Amendment No. 5 of our report dated May 1, 2020, (except for the effects of the reverse stock split described in Note 1, as to which the date is June 25, 2020), relating to the consolidated financial statements of StrikeForce Technologies, Inc. as of December 31, 2019 and 2018, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about StrikeForce Technologies, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

December 3, 2020

6100 Glades Road, Suite 205 Boca Raton, Florida 33434 Telephone: 561.487.5765 Facsimile: 561.487.5766	1925 Century Park East, Suite 112 Los Angeles, California 90067 Telephone: 310.601.2200 Facsimile: 310.601.2201 www.weinbergla.com	Room 2109, 27/F, Shui On Centre 6-8 Harbour Rd, Wanchai, Hong Kong Telephone: 852-2780-8717 Facsimile: 852-2780-8717